                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                              DANAHER CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                              DANAHER CORPORATION
                            1250 24th Street, N.W.
                            Washington, D.C.  20037

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 2, 2000

To the Shareholders:

     Notice is hereby given that the 2000 Annual Meeting of Shareholders of Danaher Corporation, a Delaware corporation (the "Company"), will be held at the Washington Monarch Hotel, 2401 M Street, NW, Washington, D.C. 20037, on May 2, 2000 at 3:00 p.m., local time, for the following purposes:

     1. To elect three Directors to hold office for a term of three years and until their successors are elected and qualified.

     2. To approve the appointment of Arthur Andersen LLP as the Company's independent auditors for the year ending December 31, 2000.

     3. To consider and act upon such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 17, 2000 as the record date for determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

     Whether or not you expect to be present, please sign, date and return the enclosed proxy card as promptly as possible in the enclosed stamped envelope, the postage on which will be valid if mailed in the United States.

                              BY ORDER OF THE BOARD OF DIRECTORS

                              /s/ Patrick W. Allender

                              PATRICK W. ALLENDER
                              Secretary

March 29, 2000



EVERY SHAREHOLDER'S VOTE IS IMPORTANT. PLEASE MARK, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD AT YOUR EARLIEST CONVENIENCE, WHETHER OR NOT YOU PLAN TO ATTEND THE DANAHER CORPORATION ANNUAL MEETING.

                                PROXY STATEMENT
                              DANAHER CORPORATION
                            1250 24th Street, N.W.
                            Washington, D.C.  20037
                                (202) 828-0850

                      2000 ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 2, 2000

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Danaher Corporation, a Delaware corporation (the "Company"), of proxies for use at the 2000 Annual Meeting of Shareholders ("Annual Meeting") to be held at the Washington Monarch Hotel on May 2, 2000 at 3:00 p.m., local time, and at any and all adjournments thereof. The Company's principal address is 1250 24th Street, N.W., Washington, D.C. 20037. The date of mailing of this Proxy Statement is on or about March 29, 2000. The purpose of the meeting is to elect three directors of the Company; to approve the appointment of Arthur Andersen LLP as the Company's independent auditors for the current year; and to transact such other business as may properly come before the meeting.

                      OUTSTANDING STOCK AND VOTING RIGHTS

     In accordance with the By-laws of the Company, the Board of Directors has fixed the close of business on March 17, 2000 as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting.
Only shareholders of record on that date will be entitled to vote. A shareholder who submits a proxy on the accompanying form has the power to revoke it by notice of revocation directed to the proxy holders of the Company at any time before it is voted. A subsequently dated proxy, when filed with the Secretary of the Company, will constitute revocation. Proxies will be voted as specified on the proxy card and, in the absence of specific instructions, will be voted for the proposals described in this Proxy Statement and in the discretion of the proxy holders on any other matter which properly comes before the meeting. A shareholder who has given a proxy may nevertheless attend the meeting, revoke the proxy and vote in person. The Board of Directors has selected Steven M. Rales and Mitchell P. Rales to act as proxies with full power of substitution.

     Solicitation of proxies may be made by mail, personal interview, telephone and telegraph by officers and other management employees of the Company, who will receive no additional compensation for their services. The total expense of the solicitation will be borne by the Company and may include reimbursement paid to brokerage firms and others for their expenses in forwarding material regarding the Annual Meeting to beneficial owners.

     The only outstanding securities of the Company entitled to vote at the Annual Meeting are shares of Common Stock. As of the close of business on March 17, 2000, the record date for determining the shareholders of the Company entitled to vote at the Annual Meeting, 141,349,860 shares of the Common Stock of the Company, $.01 par value ("Company Common Stock"), were issued and outstanding. Each outstanding share of Company Common Stock entitles the holder to one vote on all matters brought before the Annual Meeting. The quorum necessary to conduct business at the Annual Meeting consists of a majority of the outstanding shares of Company Common Stock as of the record date.

     The election of directors nominated will require a plurality of the votes cast in person or by proxy at the Annual Meeting by holders of shares of the Company's Common Stock. In the election of directors, each stockholder is entitled to cast one vote for each director to be elected; cumulative voting is not permitted. Approval of the appointment of the Company's auditors will require the affirmative vote of the holders of a majority of the shares of the Company's Common Stock cast at the Annual Meeting in person or by proxy.

     Abstentions and "broker non-votes" are counted as present in determining whether the quorum requirement is satisfied. For purpose of the election of directors, abstentions and broker non-votes are not considered to be votes cast and do not affect the plurality vote required for elections of directors. For purposes of the appointment of the Company's auditors, abstentions and broker non-votes will not be considered votes cast for the foregoing purposes.


                BENEFICIAL OWNERSHIP OF COMPANY COMMON STOCK BY
                DIRECTORS, OFFICERS AND PRINCIPAL SHAREHOLDERS

     As of March 17, 2000, the beneficial ownership of Company Common Stock by directors and the nominees for director, by each of the executive officers named in the Summary Compensation Table, by any principal shareholders beneficially owning more than five percent of the Company's Common Stock and by all present executive officers and directors of the Company as a group, was as follows:


                                                Number of Shares               Percent
Name                                          Beneficially Owned**             Of Class
----                                         ----------------------           ---------
Mortimer M. Caplin..........                       195,748 (9)                    *
Donald J. Ehrlich...........                        60,000 (7)                    *

Walter G. Lohr, Jr..........                       168,000 (8)                    *
Mitchell P. Rales...........                    45,077,264 (1)                   31.1%
Steven M. Rales.............                    45,077,264 (1)                   31.1%
George M. Sherman...........                     3,529,088 (4)                    2.4%
Alan G. Spoon...............                         4,000(13)                    *
A. Emmet Stephenson, Jr.                           212,120 (2)                    *
Patrick W. Allender.........                       570,804 (6)                    *
H. Lawrence Culp, Jr........                       114,939 (5)                    *
James H. Ditkoff............                       253,949 (3)                    *
Steven E. Simms.............                       171,137(10)                    *
FMR Corp....................                     9,963,665(11)                    6.9%
All executive officers and
 directors as a group
 (includes 22 persons)                          50,828,773 (1)(2)(12)            35.1%



(1) The aggregate holdings for Steven and Mitchell Rales include (I) all of the 40,064,888 shares of Company Common Stock owned by Equity Group Holdings LLC, Equity Group Holdings II LLC, and Equity Group Holdings III LLC, of which Steven Rales and Mitchell Rales are the only members, and (ii) 2,509,353 and 2,503,023 shares of Company Common Stock owned directly or through the Danaher 401(k) Plan by Steven Rales and Mitchell Rales, respectively. Steven and Mitchell Rales each disclaim beneficial ownership of those shares of Company Common Stock that are owned directly or through the Danaher 401(k) Plan by the other. Their business address, and that of Equity Group Holdings LLC, Equity Group Holdings II LLC, and Equity Group Holdings III LLC, is 1250 24th Street, N.W., Washington, D.C. 20037.

(2) Includes shares of Company Common Stock held in the names of Stephenson Ventures, a limited partnership of which the sole general partner is A. Emmet Stephenson, Jr. Mr. Stephenson has the option to acquire 16,000 shares of Company stock.

(3) Mr. Ditkoff has the option to acquire 31,100 shares of Company Common Stock. Includes shares held by family members and family trusts of which Mr. Ditkoff disclaims beneficial ownership.

(4) Mr. Sherman has the option to acquire 2,000,000 shares of Company Common Stock. Includes shares held by Sherman Investors Limited Partnership, a partnership for the benefit of his family. Mr. Sherman controls the general partner.

(5)  Mr. Culp has the option to acquire 114,000 shares of Company Common Stock.

(6) Mr. Allender has the option to acquire 334,000 shares of Company Common Stock. Includes shares held by family members and a family limited partnership of which Mr. Allender disclaims beneficial ownership.

(7)  Mr. Ehrlich has the option to acquire 16,000 shares of Company Common
     Stock.

(8)  Mr. Lohr has the option to acquire 16,000 shares of Company Common Stock.

(9)  Mr. Caplin has the option to acquire 12,000 shares of Company Common Stock.

(10) Mr. Simms has the option to acquire 168,400 shares of Company Common Stock.

(11) FMR Corp.'s address is 82 Devonshire Street, Boston, MA 02109.

(12) Includes 2,986,470 shares underlying options exercisable  within 60 days.

(13) Mr. Spoon has the option to acquire 2,000 shares of Company
     Common Stock.

*    Represents less than 1% of the outstanding Company Common Stock.

** All options are exercisable within 60 days and shares underlying such options are included in the table.

Apart from Steven M. Rales, Mitchell P. Rales and FMR Corp., the Company knows of no other person that beneficially owns 5% or more of its Common Stock.

                                  PROPOSAL 1.

                     ELECTION OF DIRECTORS OF THE COMPANY

      The Company's Certificate of Incorporation provides that the Board of Directors shall be divided into three classes with the number of directors in each class to be as equal as possible. The Board has fixed the number of directors of the Company at eight. At the 2000 Annual Meeting of Shareholders, shareholders will elect three directors to serve until the 2003 Annual Meeting of Shareholders and until their successors are duly elected and qualified. The Board of Directors has nominated Messrs. Mortimer M. Caplin, Donald J. Ehrlich and Walter G. Lohr, Jr. to serve as directors in the class whose term expires in 2003. Messrs. Mitchell P. Rales, George M. Sherman and A. Emmet Stephenson, Jr. will continue to serve as directors in the class whose term expires in 2002. Messrs. Steven M. Rales and Alan G. Spoon will continue to serve as directors until their terms expire in 2001.

      The names of the nominees and the directors continuing in office, their principal occupations, the years in which they became directors and the years in which their terms expire are set forth below. In the event a nominee shall decline or be unable to serve, it is intended that the proxies will be voted in the discretion of the proxy holders. The Company knows of no reason to anticipate that this will occur.

              NOMINEES FOR ELECTION AT THIS YEAR'S ANNUAL MEETING
               TO SERVE IN THE CLASS WHOSE TERM EXPIRES IN 2003

                                                                         Director         Term
Name                            Age       Principal Occupation             Since         Expires
----                            ---     -------------------------      -----------    --------------

Mortimer M.Caplin(a,c)           83      Senior Member of Caplin           1990            2003
                                         & Drysdale, a law firm in
                                         Washington, D.C., for over
                                         five years; Director of
                                         Fairchild Corporation and
                                         Presidential Realty Corporation.

Donald J. Ehrlich(a,c)           62      President, Chairman and           1985            2003
                                         Chief Executive Officer of
                                         Wabash National Corp. for
                                         over five years; Director
                                         of Indiana Secondary Market
                                         for Educational Loans,
                                         Inc. and INB National Bank,
                                         N.W.

Walter G. Lohr, Jr.(c,e)         56      Partner of Hogan & Hartson,       1983            2003
                                         a law firm in Baltimore,
                                         Maryland, for over five years.

         CURRENT DIRECTORS WHOSE TERM WILL CONTINUE AFTER THIS MEETING


                                                                         Director         Term
Name                            Age       Principal Occupation             Since         Expires
----                            ---     -------------------------      -----------    --------------

Mitchell P. Rales (b,d,e)        43      Chairman of the Executive         1983            2002
                                         Committee of the Company
                                         since 1990; during the past
                                         five years he has been a
                                         principal in a number of
                                         private business entities with
                                         interests in manufacturing
                                         companies, media operations
                                         and publicly traded securities;
                                         Director of Imo Industries Inc.

George M. Sherman (d,e)          58      President and Chief               1990            2002
                                         Executive Officer of
                                         the Company since
                                         1990; Director of
                                         Campbell Soup Company.


                                                                         Director         Term
Name                            Age       Principal Occupation             Since         Expires
----                            ---     -------------------------      -----------    --------------

A.Emmet Stephenson,Jr.(a)        54      Chairman of StarTek, Inc.         1986            2002
                                         for more than five years;
                                         President of Stephenson
                                         and Co., a private
                                         investment firm in Denver,
                                         Colorado for more than five
                                         years.

Alan G. Spoon (a)                48      President of the Washington       1999            2001
                                         Post Company; Director of
                                         American Management Systems,
                                         Inc., Human Genome Sciences,
                                         Inc. and Ticketmaster Online-
                                         CitySearch, Inc.

Steven M. Rales (b,d,e)          48      Chairman of the Board of the      1983            2001
                                         Company since 1984; during
                                         the past five years he has
                                         been a principal in a number
                                         of private business entities
                                         with interests in
                                         manufacturing companies,
                                         media operations and publicly
                                         traded securities; Director
                                         of Imo Industries Inc.

(a) Member of the Compensation Committee of the Board of Directors.
(b) Mitchell P. Rales and Steven M. Rales are brothers.
(c) Member of the Audit Committee of the Board of Directors.
(d) Member of the Executive Committee of the Board of Directors.
(e) Member of the Finance Committee of the Board of Directors.

              THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     The Board of Directors had a total of six meetings during 1999. All directors attended at least 75% of the meetings of the Board of Directors and of the Committees of the Board of Directors on which they served during 1999.

     The Executive Committee acts on behalf of the Board of Directors of the Company between meetings of the Board of Directors. The Executive Committee comprised of Messrs. George M. Sherman, Steven M. Rales and Mitchell P. Rales met twice in 1999.

     The Audit Committee reviews the financial statements of the Company to confirm that they reflect fairly the financial condition of the Company and to appraise the soundness, adequacy and application of accounting and operating controls. The Audit Committee recommends independent auditors to the Board of Directors, reviews the scope of the audit function of the independent auditors and reviews audit reports rendered by the independent auditors. The Audit Committee met twice during 1999.

     The Compensation Committee reviews the Company's Compensation philosophy and programs, and exercises authority with respect to the payment of direct salaries and incentive compensation to Company officers. The Compensation Committee is also responsible for the oversight of the stock option plans of the Company. The Compensation committee met twice in 1999.

     The Finance Committee was formed in December, 1999 to oversee the financial affairs and policies of the Company including matters relating to the Company's capital structure and the policies and practices relating to the Company's retirement and pension plans. The Finance Committee did not meet in 1999.

     The Company has no Nominating Committee of its Board of Directors.

                     EXECUTIVE OFFICERS OF THE REGISTRANT
                     ------------------------------------

                            Executive Officers of the Company are:
                                                                           Officer
   Name                         Age          Position                       Since
   ----                        -----   -------------------------------     -------
Steven M. Rales                  48     Chairman of the Board                 1984

Mitchell P. Rales                43     Chairman of the Executive
                                        Committee                             1984

George M. Sherman                58     Chief Executive Officer,
                                        President and Director                1990

Patrick W. Allender              53     Executive Vice President,
                                        Chief Financial Officer
                                        and Secretary                         1987

H. Lawrence Culp, Jr.            36     Executive Vice President              1995

Brian M. McNeill                 40     Executive Vice President              1999

Steven E. Simms                  44     Executive Vice President              1996

William J. Butler                44     Vice President and Group
                                        Executive                             1999

Dennis D. Claramunt              54     Vice President and Group
                                        Executive                             1994

Thomas S. Gross                  45     Vice President and Group
                                        Executive                             1999

Elmar F. Illek                   49     Vice President and Group
                                        Executive                             1999

Daniel L. Comas                  35     Vice President-Corporate
                                        Development                           1996

Mark C. DeLuzio                  42     Vice President-Danaher
                                        Business System                       1996

James H. Ditkoff                 53     Vice President-Finance and Tax        1991

Dennis A. Longo                  43     Vice President-Human
                                        Resources                             1997

Christpher C. McMahon            37     Vice President-Controller             1999

Uldis K. Sipols                  49     Vice President- Procurement           1999


     Steven M. Rales has served as Chairman of the Board since January 1984. In addition, during the past five years he has been a principal in a number of private business entities with interests in manufacturing companies, media operations and publicly traded securities. He is also a director of Imo Industries, Inc.

     Mitchell P. Rales has served as a director of the Company since January 1984. In addition, during the past five years he has been a principal in a number of private business entities with interests in manufacturing companies, media operations and publicly traded securities. He is also a director of Imo Industries, Inc.

     George M. Sherman has served as President and Chief Executive Officer and a director of the Company since February 1990. He is also a director of Campbell Soup Company.

     Patrick W. Allender has served as Chief Financial Officer of the Company since March, 1987 and was appointed Executive Vice President and Chief Financial Officer in 1999.

     H. Lawrence Culp, Jr. was appointed Executive Vice President in 1999. He has served in general management positions within the Company for more than the past five years.

     Brian M. McNeill was appointed Executive Vice President in 1999. He had previously served Ingersoll-Rand Corporation, most recently as President, Architectural Hardware.

     Steven E. Simms was appointed Executive Vice President in 1999. He joined the Company in 1996 as Vice President and Group Executive, and had previously served Black & Decker, most recently as President - Worldwide Accessories Business.

     William J. Butler was appointed Vice President and Group Executive in 1999. He has served in general management positions within the Company for more than the past five years.

     Dennis D. Claramunt was appointed Vice President and Group Executive in
1994.

     Thomas S. Gross was appointed Vice President and Group Executive in 1999. He had previously served Xycom Automation Inc. as President, and prior to joining Xycom in 1998, he served Allen-Bradley/Rockwell Automation in various management positions.

     Elmar F. Illek was appointed Vice President and Group Executive in November 1999. He joined the Company in March 1999 as President- Dr. Bruno Lange, and had previously served WTW GmbH as Chairman of the Management Board.

     Daniel L. Comas was appointed Vice President-Corporate Development in 1996. He has served the Company in an executive capacity in the corporate development area for more than the past five years.

     Mark C. DeLuzio was appointed Vice President-Danaher Business Systems (DBS) in 1996. He has served the Company as Director-DBS and in financial and operating positions with Jacobs Vehicle Systems, Inc. for more than the past five years.

     James H. Ditkoff has served as Vice President-Finance and Tax since January, 1991.

     Dennis A. Longo was appointed Vice President-Human Resources in 1997. He has served the Company as a human resources executive for more than the past five years.

     Christopher C. McMahon was appointed Vice President-Controller in 1999. He has served in financial management positions within the Company for more than the past five years.

     Uldis K. Sipols was appointed Vice President- Procurement in 1999. He had previously served AMP, Inc. as Vice President, Global Procurement, and before joining AMP in 1997 held various procurement management positions with Ford Motor Company.

                           COMPENSATION OF DIRECTORS
                            AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the compensation for the last three completed fiscal years of the Chief Executive Officer and the executive officers of the Company who, in addition to the Chief Executive Officer, received the highest compensation during 1999.

                          SUMMARY COMPENSATION TABLE



                                                                              LONG TERM
                                                                             COMPENSATION
                                                                          -------------------
                                                                                AWARDS
                             ANNUAL COMPENSATION
----------------------------------------------------------------------------------------------------------------------
           (a)              (b)      (C)        (d)           (e)            (f)           (g)            (h)

                                                             Other       Restricted    Securities      All Other
         Name and                                           Annual          Stock      Underlying   Compensation(2)
        Principal                   Salary     Bonus     Compensation     Awards(1)      Options          ($)
         Position           Year     ($)        ($)           ($)            ($)           (#)
----------------------------------------------------------------------------------------------------------------------


George M. Sherman           1999   675,000   1,550,000              -            -              -        $69,000
President and CEO           1998   675,000   1,625,000              -            -              -         87,000
                            1997   675,000   1,457,500              -            -      1,200,000         61,000
----------------------------------------------------------------------------------------------------------------
Patrick W. Allender         1999   352,500     441,000              -            -         22,000        $29,000
Executive Vice President    1998   317,000     380,000              -            -              -         22,000
 and CFO                    1997   296,000     325,000              -            -        200,000         22,000
----------------------------------------------------------------------------------------------------------------
Steven E. Simms             1999   324,000     340,000              -            -         20,000        $17,000
Executive Vice President    1998   298,000     240,000              -            -              -         22,000
                            1997   280,000     200,000              -            -        170,000         22,000
----------------------------------------------------------------------------------------------------------------
H. Lawrence Culp, Jr.       1999   315,000     340,000              -            -         20,000        $14,000
Executive Vice President    1998   264,000     232,000              -            -              -         22,000
                            1997   217,000     180,000              -            -        170,000         22,000
----------------------------------------------------------------------------------------------------------------
James H. Ditkoff            1999   223,000     205,000              -            -          6,000        $10,000
Vice President -            1998   213,000     195,000              -            -          7,500         22,000
Finance and Tax             1997   204,000     175,000              -            -         12,000         22,000
================================================================================================================

(1) Mr. Sherman received a grant of 800,000 shares in 1990 ; 400,000 have been issued and 400,000 are deferred until retirement. Issued shares participate in dividends ($24,000 in 1999, $22,000 in 1998 and $20,000 in 1997) on a non-preferential basis. The value of the 800,000 shares at December 31, 1999 was $38,600,000.

(2) Includes contributions to the Company's 401(k) and executive retirement plans and financial consulting fees for all individuals; in the case of Mr. Sherman, it also includes supplemental term life insurance ($ 22,000 for 1999) and financial consulting fees ($ 37,000 for 1999).

                          Grants in Last Fiscal Year
                          --------------------------

  The following table sets forth certain information relating to options granted to purchase shares of the Company Common Stock.

================================================================================================================
                                                                               Potential Realizable Value at
                                                                               Assumed Annual Rates of
                               Individual Grants                               Stock Price Appreciation for
                                                                               Option Term (3)
----------------------------------------------------------------------------------------------------------------
(a)                          (b)           (C)          (d)            (e)       (f)      (g)        (h)
                           No. of       % of Total
                         Securities      Options      Exercise
                         underlying     Granted to    or Base
                         Options/SAR   Employees in    Price        Expiration
Name                         S         Fiscal Year    ($/Sh)(2)        Date      0%($)     5%($)      10%($)
                           Granted
                           (#) (1)
----------------------------------------------------------------------------------------------------------------


Patrick W.Allender            22,000         2.6%       49.1875        12-2-09      0      680,000   1,725,000

H. Lawrence Culp, Jr.         20,000         2.3%       49.1875        12-2-09      0      619,000   1,568,000

Steven E. Simms               20,000         2.3%       49.1875        12-2-09      0      619,000   1,568,000

James H. Ditkoff               6,000         0.7%       49.1875        12-2-09      0      186,000     470,000
================================================================================================================

(1)  Options become exercisable ratably over five years.

(2)  Options were granted at fair market value on the date of grant.

(3) The dollar amounts set forth under these columns are the result of calculations of assumed annual rates of stock price appreciation from the date of the grant to the date of expiration of such options of 0%, 5%, and 10%. These assumptions are not intended to forecast future price appreciation of the Company's stock price. The Company's stock price may increase or decrease in value over the time period set forth above.

   Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values
   ------------------------------------------------------------------------

The following table sets forth certain information concerning the number of unexercised options and the value of unexercised options at the end of 1999 for the executive officers whose compensation is reported in the Summary Compensation Table. Value is considered to be, in the case of unexercised options, the difference between the exercise price and the market price at December 31, 1999.

                                                         Number of Securities
                            Shares                     Underlying Unexercised            Value of Unexercised
                          Acquired on    Value          Options at FY-End (#)                In-the-Money
         Name             Exercise     Realized             Exercisable/                 Options at FY-End($)
                              #            $                Unexercisable                    Exercisable/
                                                                                            Unexercisable
--------------------------------------------------------------------------------------------------------------------
George M. Sherman             -0-           -0-       2,480,000 /(1)/  1,320,000 /(1)/     103,505,000    35,407,500
--------------------------------------------------------------------------------------------------------------------
Patrick W. Allender          6,000       376,000        388,000 /(2)/    248,000 /(2)/      15,030,000     5,589,500
--------------------------------------------------------------------------------------------------------------------
H. Lawrence Culp, Jr.        20,000     1,190,000       114,000          210,000             4,039,000     4,716,000
--------------------------------------------------------------------------------------------------------------------
Steven E. Simms               -0-           -0-         128,400          275,600             3,863,000     6,719,000
--------------------------------------------------------------------------------------------------------------------
James H. Ditkoff             30,000     1,739,000        75,100           24,400             2,735,000       296,000
--------------------------------------------------------------------------------------------------------------------

(1) Includes options to acquire 80,000 shares transferred in trust to family members. Mr. Sherman disclaims beneficial ownership of these options.
(2) Includes options to acquire 250,000 shares held by family limited partnerships.

                           COMPENSATION OF DIRECTORS

Directors who are not officers of the Company receive meeting attendance fees of $750 per meeting (excluding telephonic meetings), together with quarterly fees of $3,000. A grant of an option to acquire 2,000 shares of Company Common Stock at $49.1875 (fair market value at date of grant) per share was made to these directors.

              EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

Pursuant to the terms of termination agreements between the Company and Mr. Sherman, if the Company were to terminate his employment without cause, as defined therein, Mr. Sherman's salary and benefits would continue for an additional 24 months. See "Report of the Compensation Committee of the Board of Directors on Executive Compensation" for further discussion of Mr. Sherman's contract.

                             COMPENSATION COMMITTEE

Messrs. Steven M. Rales, Mitchell P. Rales and George M. Sherman receive a salary set by the Compensation Committee of the Board of Directors and also serve as directors. However, they do not participate in deliberations regarding their own compensation. The members of the Compensation Committee are A. Emmet Stephenson, Jr., Mortimer M. Caplin, Alan G. Spoon and Donald J. Ehrlich.


       REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                                      ON
                            EXECUTIVE COMPENSATION

The report is not deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission (the "SEC") or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of the 1934 (the "1934 Act"), and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Total executive officer compensation is comprised of three principal components: annual salary, annual incentive compensation, and grants of options to purchase Company Common Stock. In the case of Mr. Sherman, this included a restricted stock grant at the time of his hire. The Committee endeavors to establish total compensation packages for each executive officer equal to the value of that executive's services determined by both what other companies have or might pay the executive for his services and his relationship to other executive positions within the Company, as negotiated at the date of hire. This base is then adjusted annually based on the Committee's assessment of individual performance.

A fundamental element of the Company's compensation policy is that a substantial portion of each executive's compensation be directly related to the success of the Company. This is accomplished in two ways. First, the annual incentive compensation program requires that the Company, or the Company's businesses for which the executive is directly responsible, achieve certain minimum targets in earnings level (earnings per share which has a majority weighting), working capital management (working capital turnover) and economic value added. If performance for the year is below minimum targeted levels (generally approximately three-quarters of the earnings target must be achieved and working capital management must exceed target levels) there would be no payment. If the minimum targets are met or exceeded, each executive receives a formula-based payout taking into account the Company's performance and his or her personal contribution thereto.

Second, executives and other key employees who, in the opinion of the Committee, contribute to the growth, development and financial success of the Company are eligible to be awarded options to purchase Company Common Stock. These grants are normally made at the fair market value on the date of grant with vesting over a five year period. In addition to the factors discussed above, the amount of options granted is impacted both by the level of the employee within the Company's management and the amount of options previously granted to the employee. Thus the compensation value of this element is directly related to the performance of the Company as measured by its returns to shareholders over at least a five year period.

Mr. Sherman's compensation is governed by a written contract dated January 2, 1990, whereby he agreed to serve as President and Chief Executive Officer. The contract provides for Mr. Sherman to be paid a base salary of $675,000 per year and an annual formula-based incentive compensation award, if earned, as determined by the Compensation Committee. The Committee and subsequently the Board of Directors recommended, and Mr. Sherman agreed, that his base salary, which has not increased since he joined the Company, would not be increased during the remainder of the term of his contract. Therefore, during the remaining term of his contract with the Company, any increases in Mr. Sherman's compensation will be tied directly to the financial performance of the Company and the Company's stock price. He also received 800,000 shares of restricted stock (see Summary Compensation Table) and an option to acquire 2,000,000 shares (see Year End Option Value Table) of the Company Common Stock, and has received, or will receive, tax gross-up payments related to these items. Mr. Sherman's contract requires the Company to provide supplemental term life insurance and financial consulting services to him (see Summary Compensation Table) and to provide severance benefits discussed previously.

The Committee evaluated each executive's annual incentive compensation awards for 1999. The Committee assessed their performance in light of the targets referenced above, which were substantially exceeded, and awarded to executives (other than the operating level Executive Vice Presidents and Group Executives) total incentive compensation payments of $2,810,000 for 1999. For the years 2000-2002, the Committee has established a maximum bonus payment of up to $2,500,000 per executive. The Company's shareholders approved the performance goals for these periods, which are applicable to all of the Company's executive officers (other than the operating level Executive Vice Presidents and Group Executives) at the 1998 annual meeting.

The Committee has considered the impact of provisions of the federal income tax laws that in certain circumstances disallow compensation deductions in excess of $1 million for any year with respect to the executive officers named in proxy statements of publicly traded companies. The Securities and Exchange Commission requires compensation committees of public companies to state their compensation policies relative to this $1 million deduction limit.

With respect to the Company's Chief Executive Officer, a portion of his compensation is determined pursuant to a binding contract dated January 2, 1990 and, accordingly, is not subject to the deduction limit. In addition, the Committee has designed the program for awarding 1998-2002 incentive compensation to executive officers (other than the operating level Executive Vice Presidents and Group Executives) so that such bonuses will comply with an exception to the $1 million deduction limit for performance-based compensation. Accordingly, the full amount of any such bonus payments for 1998-2002 should be deductible. One of the requirements of this exception is that shareholders approve certain material terms under which the bonus is to be paid. In this regard, the Company's shareholders approved the material terms used for calculating the 1998-2002 bonus awards for the Company's executive officers, other than Group Executives, at the 1998 annual meeting.

               COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                           A. Emmet Stephenson, Jr.
                              Mortimer M. Caplin
                               Donald J. Ehrlich
                                 Alan G. Spoon


                            STOCK PERFORMANCE CHART

As part of proxy statement disclosure requirements mandated by the Securities and Exchange Commission, the Company is required to provide a five-year comparison of the cumulative total shareholder return on its Common Stock with that of a broad equity market index and either a published industry index or a Company constructed peer group index. This graph is not deemed to be "soliciting material" or to be "filed" with the SEC or subject to the SEC's proxy rules or to the liabilities of Section 18 of the 1934 Act, and the graph shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Corporation under the Securities Act of 1933 or the 1934 Act.

The following chart compares the yearly percentage change in the cumulative total shareholder return in the Company's Common Stock during the five years ended December 31, 1999 with the cumulative total return on the S & P 500 Index (the equity index) and the S&P Manufacturing Index (the peer index). The comparison assumes $100 was invested on December 31, 1994 in the Company's Common Stock and in each of the above indices with reinvestment of dividends.



                         12/94      12/95      12/96      12/97     12/98      12/99

Danaher Corporation      100.0         121.9       179.3      243.3     419.2     372.8
S&P 500 INDEX            100.0         137.5       169.1      225.5     289.9     350.9
S&P Manufacturing Index  100.0         140.8       187.8      258.6     317.2     355.3


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company, from time to time, has been involved in transactions with Equity Group Holdings and its affiliates. The Company has received legal services from the firm of Caplin & Drysdale, of which Mr. Caplin, a Director, is a principal, and from the firm of Hogan & Hartson, of which Mr. Lohr, a Director, is a partner. The amount of such fees for 1999 was less than five-percent of each firm's gross revenues. These transactions, which are conducted on an arms length basis, are not material, either individually or in the aggregate.

                                  PROPOSAL 2.

                      APPROVAL OF APPOINTMENT OF AUDITORS

The Board of Directors has appointed Arthur Andersen LLP, an international accounting firm of independent certified public accountants, to act as independent accountants for the Company and its consolidated subsidiaries for 2000. Arthur Andersen LLP has been the Company's auditors since 1976 and has advised the Company that the firm does not have any direct or indirect financial interest in the Company or any of its subsidiaries, nor has such firm had any such interest in connection with the Company during the past five years other than its capacity as the Company's independent certified public accountants. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he desires to do so and to be available to answer questions from shareholders.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION AND APPROVAL FOR THE SELECTION OF ARTHUR ANDERSEN LLP TO SERVE AS INDEPENDENT AUDITORS FOR THE COMPANY FOR 2000.


                                 OTHER MATTERS

The management of the Company is not aware of any other business that may come before the meeting. However, if additional matters properly come before the meeting, proxies will be voted at the discretion of the proxy holders.



                             SHAREHOLDER PROPOSALS

Shareholder proposals intended to be presented at the 2001 Annual Meeting of Shareholders of the Company must be received by the Company at its principal executive offices, Danaher Corporation, 1250 24th Street, N.W., Washington, D.C. 20037, no later than November 26, 2000 for inclusion in the Proxy Statement and Proxy relating to the 2001 Annual Meeting of Shareholders. Shareholder proposals submitted other than pursuant to Rule 14(a)-8 under the Securities Exchange Act are considered untimely if received after February 13, 2001.

      BY ORDER OF THE BOARD OF DIRECTORS

      /s/ Patrick W. Allender

      PATRICK W. ALLENDER

      Secretary


Dated: March 29, 2000


COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999 MAY BE OBTAINED, WITHOUT CHARGE, BY WRITING TO THE COMPANY.

                            DANAHER CORPORATION

                              PROXY FOR 2000
               ANNUAL MEETING OF SHAREHOLDERS -- MAY 2, 2000

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                            DANAHER CORPORATION

     The undersigned acknowledges receipt of the Proxy Statement and Notice, dated March 29, 2000, of the Annual Meeting of Shareholders and hereby appoints Steven M. Rales and Mitchell P. Rales, and each of them, with full power of substitution, the attorneys, agents and proxies of the undersigned, to act for and in the name of the undersigned and to vote all the shares of Common Stock of the undersigned which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Danaher Corporation (the "Company") to be held May 2, 2000, and at any adjournment or adjournments thereof, for the following matters:

     Proxies will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. PLEASE SIGN AND DATE ON THE REVERSE SIDE.

1. ELECTION OF DIRECTORS
                         Nominee Messrs. Mortimer M. Caplin,
                         Donald J. Ehrlich and Walter G. Lohr, Jr.
                         to serve as directors with a term expiring in 2003.

                                  To withhold authority to vote for
                                  an individual Nominee, write that
                                  Nominee's name on the line below.
                     WITHHOLD
                    AUTHORITY
FOR all Nominees  for all nominees
      [ ]              [ ]          ____________________________

2. APPROVAL OF APPOINTMENT OF AUDITORS

      [ ] For          [ ] Against        [ ] Abstain


3. IN THEIR DISCRETION on any other matter which may properly come before the meeting, including any adjournment thereof.


                                    Dated:__________________, 2000

                                   _______________________________

                                   _______________________________
                                     Signature of Shareholder(s)

Please sign, date and promptly return this proxy in the enclosed envelope. No postage is required if mailed in the United States. Please sign exactly as your name appears in the space on the left. If stock is registered in more than one name, each holder should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the proxy must be signed by a duly authorized officer, and his title should appear next to his signature.

        PLEASE MARK YOUR CHOICE LIKE THIS [ ] IN BLUE OR BLACK INK